Exhibit 10.01

August 30, 2011

Devin Wenig

27 North Moore Street, #4F

New York, NY 10013

Dear Devin:

eBay Inc. (the “Company” or “eBay”) is pleased to offer you, subject to approval by the Compensation Committee of the Board of Directors of eBay (the “Compensation Committee”), the exempt position of President, Marketplaces at a bi-weekly salary of $28,846.16, which is equivalent to an annualized salary of $750,000.16. In addition, the Company may award you discretionary bonuses from time to time.

It will be recommended to the Compensation Committee that you be granted a stock option to purchase shares of eBay’s common stock, restricted stock units (“RSUs”), and performance based restricted stock units (“PBRSUs”) as described in the following paragraphs. The grants are described below as a dollar value. For RSUs, the number of shares to be granted will be determined by dividing the dollar value by the average of the closing prices of eBay common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to your start date (the “Average eBay Closing Price”), and rounding down to the nearest whole number of shares of eBay common stock. For PBRSUs, the number of shares subject to the target award will be determined by dividing the dollar value by the Average eBay Closing Price, and rounding down to the nearest whole number of shares of eBay common stock. For options, the number of shares of eBay’s common stock subject to the option will be determined by dividing the dollar value by the Average eBay Closing Price, multiplying the resultant total by 3, and rounding down to the nearest whole number of shares of eBay common stock.

It will be recommended to the Compensation Committee that you be granted a stock option to purchase eBay’s common stock valued at $2,400,000, subject to the terms and conditions of the Company’s current stock plans (the “Plans”) as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the grant date). The grant will be split in two equal tranches, with the first grant to be issued and priced effective the second Friday of the month following the month in which you commence employment, and the second grant to be issued and priced effective the second Friday of the month that is 6 months after the date of your first grant. The exercise price for the stock option will be no less than the fair market value of eBay’s common stock on the applicable date of grant, as determined by the Board of Directors. Generally, the stock option will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option.

It will also be recommended to the Compensation Committee that you be granted an award of RSUs valued at $1,800,000 to be granted under the Plans, as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The award of RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.

It will also be recommended to the Compensation Committee that you be granted a target award of PBRSUs valued at $1,800,000 to be granted under the Plans as well as the terms and conditions of the applicable agreement (which will be provided to you as soon as practicable after the grant date). Subject to Compensation Committee approval of the terms of the target award, the PBRSUs will cover performance over the period January 1, 2011 through December 31, 2012. The target award will be applied only to this performance period. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. PBRSUs earned based on Company performance for the two year period will be granted in early 2013 and will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) as follows: 50% of the shares subject to the award on or about March 1, 2013 (the “Initial Vest Date”) and the remaining 50% of the shares on the first anniversary of the Initial Vest Date, subject to necessary withholding for applicable taxes. Your PBRSU award is subject to approval by the Compensation Committee and the terms of the Company’s PBRSU program.

Additionally, it will be recommended to the Compensation Committee that you be granted an additional award of RSUs valued at $6,000,000 to be granted under the Plans, as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The additional award of RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.

Enclosed is an Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. Please review the Agreement carefully, execute the certification and return it to me.

You will be eligible to participate in the eBay Incentive Plan (eIP) available to employees in positions comparable to yours. Payouts under the plan for Presidents are based on individual achievements as well as Company performance and are paid on an annual cycle. Your target bonus for eIP is 100% of your base salary. To be eligible to receive any eIP bonus, you must be employed for a full calendar quarter in the applicable year and you must be actively employed on the date the bonus is paid. The payment of any bonus is at the Company’s sole and absolute discretion and subject to the terms and conditions of the eIP. The Company reserves the right to amend, change or cancel the plan at its sole discretion.

You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours.

The Company will provide you with a temporary housing assistance payment of up to $10,000 a month (less deductions and applicable taxes). We will reimburse you for the cost of transportation, including air travel (business class) and reasonable related travel expenses for you or your family every two weeks, through the earlier of September 2012 or when your family relocates to the Bay area. The Company will provide a tax gross-up for the reimbursement of transportation assistance to the extent applicable.

eBay will assist with expenses incurred for your relocation from New York to the San Jose area, under the terms of eBay’s relocation assistance program for employees in positions comparable to yours. In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, the relocation expenses covered up to your termination date is fully refundable to eBay. If your employment ceases for reasons of cause or resignation after one year but prior to three years from your start date, your repayment obligation will be reduced by 1/36th for every full month of active employment. No repayment of these relocation expenses would be required upon termination after three years of employment. The attached Repayment Requirement agreement covers these relocation expenses.

You will also be eligible to receive a home purchase payment of $1,000,000 (less deductions and applicable taxes) to assist you with expenses related to your move to the San Jose area, including the purchase of a home. This housing purchase payment will be payable as soon as administratively possible following your notice to the Company that you are prepared to purchase a home in the Bay Area, but not later than the first pay period of March 2012. In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, the $1,000,000 home purchase payment is fully refundable to the Company. If your employment ceases for reasons of cause or resignation after one year but prior to the third anniversary from your start date, your repayment obligation will be reduced by 1/36th for every full month of active employment. No repayment would be required for termination after three years of employment with the Company. The attached Repayment Requirement agreement also covers this home purchase payment.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s SVP of Human Resources. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

Although your employment at the Company remains “at-will” as set forth above, if your employment is involuntarily terminated by the Company other than for “Cause” prior to the second anniversary from your start date then, subject to you executing and not revoking the Company’s standard form of release within 60 days after the date of your termination of employment, the Company shall provide you with a lump sum severance payment, payable not later than 10 days after you execute the release, in an amount calculated as follows: the severance payment shall be equal to two times the sum of (a) your annual base salary as in effect immediately prior to your termination date and (b) your Bonus Replacement Amount (as defined). For purposes of calculating your severance payment, your “Bonus Replacement Amount” will be equal to 100% of your base salary as in effect immediately prior to your termination date. For purposes of this paragraph, “Cause” shall mean your failure to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) your commission of any felony (or any other crime having a material adverse effect on the Company); or (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement and returning them to me, along with the Insider Trading Agreement certification.

This offer is contingent upon your background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

Devin, I know I speak for all those who have had the opportunity to meet you when I say that we are delighted at the prospect of you joining us and are confident you will have a tremendous impact on the business.

Very truly yours,

/s/ Beth Axelrod
Beth Axelrod
Senior Vice President, Human Resources
eBay Inc.

ACCEPTED:
/s/ Devin Wenig
Devin Wenig

September 2, 2011
Date

Anticipated Start Date: October 1, 2011

Repayment Requirement Agreement

In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, the $1,000,000 home purchase payment is fully refundable to the Company. If your employment ceases for reasons of cause or resignation after one year but prior to the third anniversary from your start date, your repayment obligation will be reduced by 1/36th for every full month of active employment. No repayment would be required for termination after three years of employment with the Company.

In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, the relocation expenses covered up to your termination date is fully refundable to eBay. If your employment ceases for reasons of cause or resignation after one year but prior to three years from your start date, your repayment obligation will be reduced by 1/36th for every full month of active employment. No repayment of these relocation expenses would be required upon termination after three years of employment.

For purposes of this Repayment Requirement Agreement, “cause” shall mean your failure to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) your commission of any felony (or any other crime having a material adverse effect on the Company); or (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

ACCEPTED:

/s/ Devin Wenig
Devin Wenig

September 2, 2011
Date

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